ecretary of State
.O. Box 13697
ustin, TX 78711-3697
AX: 512/463-5709

iling Fee: $300

Certificate of Formation
Limited Liability Company

Filed in the Office of the
Secretary of State of Texas
Filing #: 800899957 11/20/2007
Document #: 193642240002
Image Generated Electronically
for Web Filing

Article 1 - Entity Name and Type

he filing entity being formed is a limited liability company. The name of the entity is:

lack Elk Energy Offshore Operations, LLC

he name of the entity must contain the words "Limited Liability Company" or "Limited Company," or an accepted abbreviation of such terms. The ame must not be the same as, deceptively similar to or similar to that of an existing corporate, limited liability company, or limited partnership ame on file with the secretary of state. A preliminary check for "name availability" is recommended.

Article 2 – Registered Agent and Registered Office

A. The initial registered agent is an organization (cannot be company named above) by the name of:

OR

B. The initial registered agent is an individual resident of the state whose name is set forth below:

lame:

ames F. Hagemeier

. The business address of the registered agent and the registered office address is:

treet Address:

710 Dairy Ashford, Suite 212 Houston TX 77077

Article 3 - Governing Authority

A. The limited liability company is to be managed by managers.

OR

B. The limited liability company will not have managers. Management of the company is reserved to the members.

he names and addresses of the governing persons are set forth below:

lanaging Member 1: (Business Name) **Black Elk Energy, LLC**

ddress: **1710 Dairy Ashford, Suite 212 Houston TX, USA 77077**

Article 4 - Purpose

he purpose for which the company is organized is for the transaction of any and all lawful business for which limited ability companies may be organized under the Texas Business Organizations Code.

Supplemental Provisions / Information

he attached addendum, if any, is incorporated herein by reference.]

x A to Cert of Form BEEOO, LLC 15Nov07.pdf
XECUTED - Consent to Use Name 20Nov07.pdf

Organizer

he name and address of the organizer are set forth below.

ames F. Hagemeier **1710 Dairy Ashford, Suite 212, Houston, Texas 77077**

Effectiveness of Filing

A. This document becomes effective when the document is filed by the secretary of state.

OR

B. This document becomes effective at a later date, which is not more than ninety (90) days from the date of its igning. The delayed effective date is:

Execution

he undersigned signs this document subject to the penalties imposed by law for the submission of a materially false r fraudulent instrument.

ames F. Hagemeier

ignature of Organizer

FILING OFFICE COPY